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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the references to our firm under the captions "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-60393) and related Prospectus of CommNet Cellular Inc. for the registration of Subordinated Notes Due 2005 and to the incorporation by reference therein of our report dated December 2, 1994, with respect to the consolidated financial statements and schedules of CommNet Cellular Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1994, as amended to date, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Denver, Colorado
June 28, 1995